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                                                                    Exhibit 99

                       [LETTERHEAD OF PG&E CORPORATION]


                                                                           NEWS


FOR IMMEDIATE RELEASE                                              July 2, 2003



CONTACT:
PG&E Corporation: (800) 743-6397


EDITORS: Please do not use "Pacific Gas and Electric" or "PG&E" when referring to PG&E Corporation or its subsidiary, PG&E National Energy Group, Inc. PG&E National Energy Group is not the same company as Pacific Gas and Electric Company, the utility, and is not regulated by the California Public Utilities Commission. Customers of Pacific Gas and Electric Company do not have to buy products or services from PG&E National Energy Group in order to continue to receive quality regulated services from Pacific Gas and Electric Company.


                       PG&E CORPORATION CLOSES PRIVATE
                      PLACEMENT OF SENIOR SECURED NOTES


(SAN FRANCISCO, CA) - PG&E Corporation (NYSE:PCG) today announced that it has closed on the private placement of $600 million of 6 7/8 percent Senior Secured Notes due 2008. The notes were offered within the United States only to qualified institutional investors pursuant to Rule 144A under the United States Securities Act of 1933 and, outside the United States, only to non-U.S. investors.

The net proceeds of the offering, together with cash on hand, were used to pay off and terminate PG&E Corporation's existing credit agreement, including accrued interest and prepayment premiums.

The offer and sale of the 6 7/8 percent Senior Secured Notes due 2008 have not been registered under the United States Securities Act of 1933 or under any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such, offer, solicitation or sale would be unlawful.

PG&E Corporation is an energy-based holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company and PG&E National Energy Group.


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